H09000081890 3

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

PLANETSWATER USA, HOLDINGS, INC.

Pursuant to F.S. 607.1006, this corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: The name of the Corporation is PLANETSWATER USA, HOLDINGS, INC. and the date of its incorporation is October 3, 2008.

SECOND: Article I entitled "Name" of the Articles of Incorporation is amended to read:

"The name of this Florida corporation is:

LATITUDE CLEAN TECH GROUP, INC.

THIRD: The date of adoption of these Amendments is April 7, 2009.

FOURTH: The undersigned Incorporator executed these Articles of Amendment to the Articles of Incorporation on April 7, 2009, and said amendments were adopted by the incorporator without shareholder action and shareholder action was not required.

KENNETH L. MINERLEY
Incorporator

Date: 4-7-09

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
09 APR -7 AM 8:08

Kenneth L. Minerley, Esq., Florida Bar No. 521840
Minerley & Fein, P.L.
980 N. Federal Highway, Suite 412
Boca Raton, FL 33432
(561) 362-6699

H09000081890 3